Exhibit 99.2

FOR IMMEDIATE RELEASE

SEPTEMBER 14, 2012

Contact: Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY COMPLETES FUNDING OF COMMITTED PROJECTS;

AMENDS PARTNERSHIP AGREEMENT TO MODIFY TERMS

OF SERIES A CONVERTIBLE PREFERRED UNITS

DALLAS — September 14, 2012 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today announced that the Partnership has completed its funding for its previously announced strategic growth initiatives — Phase I of the Cajun-Sibon natural gas liquids pipeline expansion, Phase II of the Riverside crude project and its Ohio River Valley business expansion. Also, Crosstex Energy GP, LLC, the general partner of the Partnership (General Partner), has amended the Partnership’s Agreement of Limited Partnership. The amendment modifies the terms of the Series A Convertible Preferred Units (Preferred Units) held by funds managed by GSO Capital Partners LP (GSO) to, among other things, provide that cash distributions to the Preferred Units will be paid in-kind for the next six quarters.

The Partnership believes that this transaction, in conjunction with the $75 million equity placement to Kayne Anderson announced earlier this morning and the $415 million debt and equity financings completed in May 2012, provide the Partnership with the financial flexibility to fund all of its committed strategic growth projects.  In addition, the Partnership has additional financial flexibility with more than $500 million in available liquidity and increased leverage flexibility with the recent Amendment to its Credit Agreement.

Distributions to the Preferred Units, held by funds managed by GSO, will be paid in-kind for the next six quarters based on a unit price of $13.25, which represents a reduction of approximately $5.0 million in cash distributions per quarter to the Preferred Units based on the Partnership’s current distribution rate. The Preferred Units generally will continue to be governed by their existing terms after the payment in-kind period.

“We are pleased to enter into these transactions with GSO and Kayne Anderson. It demonstrates the value of having them as strategic investors and their positive view of our planned growth through our Cajun-Sibon natural gas liquids pipeline expansion project and new Ohio River Valley business,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

-more-

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,500 miles of natural gas, natural gas liquids, and oil pipelines, 10 processing plants and four fractionators. The Partnership also operates barge terminals, rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet.

Crosstex Energy, Inc. owns the general partner interest, a 22 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

GSO Capital Partners

GSO Capital Partners LP (“GSO”) is the global credit platform of The Blackstone Group L.P. (NYSE: BX).  GSO, together with its affiliates, has approximately $51 billion of assets currently under management and is one of the largest credit-oriented alternative managers in the world and a major participant in the leveraged finance marketplace.  GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of strategies including mezzanine, distressed investing leveraged loans and other special situation strategies.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to financial capability and the payment of distributions by the Partnership as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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